                            SCHEDULE 14C INFORMATION

      INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Information Statement       [ ] Confidential, for Use of
[X]  Definitive Information Statement            the Commission Only (as
                                                 permitted by Rule 14c-5(d)(2))


                          PVC CONTAINER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
  (Name of Person(s) Filing Information Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            PVC CONTAINER CORPORATION
                             401 Industrial Way West
                           Eatontown, New Jersey 07724
                                 (908) 542-0060


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                  A Special Meeting of the stockholders of PVC Container Corporation (the "Company"), a Delaware corporation, will be held at the offices of the Company at 401 Industrial Way West, Eatontown, New Jersey 07724, on January 16, 1997 at 10:00 o'clock in the forenoon E.S.T. to act upon the following:

                  1. To elect four additional Directors to serve until the next Annual Meeting and until their respective successors shall be elected and qualify;

                  2. To approve the of the Company's 1996 Stock Option Plan which provides for the granting of options to purchase up to 500,000 shares of the Company's common stock, par value $.01 per share, to employees, officers or directors of the Company (the "1996 Option Plan"); and

                  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

                  Only stockholders of record as of the close of business on December 13, 1996 will be entitled to vote at the meeting.


                                                  By Order of the Board of
                                                       Directors

                                                  /s/ JOHN C. D'AVELLA
                                                  ----------------------------
                                                  John C. D'Avella
                                                  Secretary


Eatontown, New Jersey
December 20, 1996

                            PVC CONTAINER CORPORATION

              -----------------------------------------------------
              -----------------------------------------------------


                              INFORMATION STATEMENT

              -----------------------------------------------------
              -----------------------------------------------------




                  This Information Statement is being furnished to you in connection with a special meeting of stockholders of PVC Container Corporation (the "Company") to be held on January 16, 1997 at 10:00 o'clock in the forenoon E.S.T. at 401 Industrial Way West, Eatontown, New Jersey 07724.


                            WE ARE NOT ASKING YOU FOR
                          A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY


                  The address of the principal executive offices of the Company is 401 Industrial Way West, Eatontown, New Jersey 07724. The approximate date this Information Statement is first being sent to stockholders is December 20, 1996.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

                  The Common Stock is the only authorized voting security of the Company. The record date for determining holders of Common Stock entitled to consent to such Corporate action, is December 13 1996. On that date, 7,004,705 shares of Common Stock were outstanding, each of which is entitled to one vote. The Common Stock does not have cumulative voting rights.

                  The following table sets forth, as of December 13, 1996, the record date, the beneficial ownership of Common Stock of (i) any person who is known by the Company to own more than 5% of the voting securities of the Company, (ii) the Chief Executive Officer and each of the Company's other four most highly compensated executive officers whose salary and bonus exceed $100,000 for the fiscal year ended June 30, 1996 (collectively, the "Named Executive Officers"), (iii) each director, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes, based on information furnished by such owners, that the beneficial owners of the Company's common stock listed below have sole investment voting power with respect to such shares, subject to any applicable community property laws:

Name of Beneficial                                    Amount of Nature of
      Owner                                           Beneficial Ownership         Percent of Class
------------------                                    --------------------         ----------------
Kirtland Capital Partners II                             4,367,415                        62.4%
L.P.

Phillip L. Friedman                                        496,666                           7%

All directors and executive                                588,593                           8%
officers as a group (3 in
number)



Kirtland Capital Partners II L.P. and an affiliate thereof ("Kirtland") acquired privately and for investment on December 12, 1996 for cash from its capital an aggregate of 4,367,415 shares of common stock of the Company from Rimer Anstalt in consideration of the payment to Rimer Anstalt of the sum of $17,469,660. In connection with such acquisition and pursuant to the Stock Purchase Agreement among the Company, Kirtland and Rimer Anstalt dated December 3, 1996 ("Stock Purchase Agreement"), the Company agreed to increase the Board of Directors of the Company to seven persons and to include five persons designated by Kirtland and to be nominated by the Company. A description of such persons is set forth below under the heading "Additional Directors". Neither Kirtland nor any of the Additional Directors beneficially owned any shares of the Common Stock of the Company prior to December 12, 1996.

                  Pursuant to the Stock Purchase Agreement, the Company granted to Kirtland certain registration rights under the Securities Act of 1933, as amended, with respect to the shares of common stock of the Company acquired by Kirtland. Also, pursuant to the Stock Purchase Agreement, the Company agreed to and has entered into a Consulting Agreement with Kirtland Capital Corporation, which is a general partner of Kirtland Capital Partners II L.P., and pursuant to which Kirtland Capital Corporation has agreed to provide certain consulting, financial and other advisory services to the Company in consideration of the payment by the Company to Kirtland Capital Corporation of the sum of $250,000 per annum. Raymond A. Lancaster, one of the Additional Directors, is the President of Kirtland Capital Corporation.

                  Kirtland has agreed to acquire on January 3, 1997 from Mr. Friedman 100,000 shares of common stock of the Company in consideration of the payment by Kirtland to Mr. Friedman of $400,000 and, as a result thereof, the above figures relating to the beneficial holders of Kirtland, Mr. Friedman and all directors as a group will change in order to reflect such acquisition. In addition and following the election of the Additional Directors described below the ownership of common stock of the Company by Kirtland and its affiliates may be attributed to certain Additional Directors. Giving effect to such acquisition from Mr. Friedman, Kirtland will own 4,467,415 shares of common stock of the Company or 64% and Mr. Friedman will own 396,666 shares of common stock of the Company or 6% of the issued and outstanding shares of the Company and the directors and officers as a group will own 488,543 shares or 7%.

                  There are no material legal proceedings to which the Company or any of its subsidiaries is a party to and none of the existing officers and directors, Additional Directors or any owner of 5% or more of the common stock of the Company is involved in any legal proceedings adverse to the Company.


                              ELECTION OF DIRECTORS

                  At the Special Meeting, four additional directors will be elected to serve as Directors of the Company until their successors have been duly elected and qualified as provided in the Certificate of Incorporation, as amended, and the By-Laws of the Company, as amended. The following persons have consented to be nominated and, if elected, to serve as Directors of the Company. Messrs. Friedman and D'Avella, who are described below, were previously elected as directors of the Company by the stockholders at the annual meeting of the stockholders held on October 30, 1996. None of the existing or the Additional Directors are related by blood, marriage or adoption to any other Director or Executive Officer nor is a party adverse to the Company or any of its subsidiaries in any material proceeding nor has any beneficial interest adverse to the Company or any of its subsidiaries. For information as to existing Directors' beneficial ownership of the Company's Common Stock as at December 13, 1996, see the foregoing "Security Ownership of Certain Beneficial Owners and Management."


Existing Directors:


PHILLIP L. FRIEDMAN                         Company Director since 1981
                                            Age:  49

Mr. Friedman, since 1981, has served as President and Chief Executive of the Company. He was employed by Occidental Chemical Corporation (formerly Hooker Chemical Corporation), a leading manufacturer and supplier of polyvinyl chloride resins and compounds, from 1969 until December 1981, when he joined the Company. During his last five years with Occidental, Mr. Friedman was Manager of Business Development and Director of Commercial Development for the Polyvinyl Chloride Plastics Division. As the Director of Commercial Development he was responsible for coordinating and reducing to commercial practice various research and development projects within the plastics industry.


JOHN C. D'AVELLA                            Company Director since 1988
                                            Age:  48

Mr. D'Avella was first employed by the Company from September 1975 to 1978 as Sales Manager of the Company, and he has been continuously employed by the Company since 1975. He is presently the Executive Vice President in Charge of Sales, Secretary and a Director of the Company.


Additional Directors:

GEORGE R. BEGLEY                            Age:  54

Mr. Begley is an independent investment advisor and a director of North Coast Energy.


RAYMOND A. LANCASTER                        Age:  50

Mr. Lancaster is the Managing Partner of Kirtland Capital Partners II L.P. (see "Security Ownership of Certain Beneficial Owners and Management") and was the managing partner of Kirtland Capital Partners from 1995 to 1996 and of Key Corp. from 1990 to 1995. He is a director of STERIS Corporation and Unifrax Corporation.


MICHAEL SHERWIN                             Age:  55

Mr. Sherwin is the Vice Chairman of Mid-West Forge Corporation and Chairman and C.E.O. of Columbiana Boiler Company.


JOHN F. TURBEN                              Age 61

Mr. Turben is the Managing Partner and founder of Kirtland Capital Partners and its predecessor firms. He is a director of Unifrax Corporation.


                      ------------------------------------

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

                  During the fiscal year ended June 30, 1996 the Board of Directors held no meetings. Because of the present composition of the Board, action is generally approved and undertaken by unanimous consent under the applicable provisions of the Delaware Corporation Law. The Board of Directors has had no Audit Committee, Nominating Committee or Management Compensation Committee nor any committee performing similar functions. No fees have been paid to directors. It is anticipated that in the future there will be regular meetings of the Board of Directors and committees thereof and that directors will be compensated for their services as such.

                  The following table sets forth the Directors and Executive Officers of the Company as at December 20, 1996. Each Director holds office until his successor is elected and qualified.



                                               Held
                                               Office             Offices with
       Name                        Age         Since              the Company
       ----                        ---         -----              ------------

Phillip L. Friedman                 49          1982          President, Chief Executive,
                                                              Officer and Director

John C. D'Avella                    48          1978          Executive Vice President,
                                                              Secretary and Director

Bertram D. Berkowitz                58          1989          Vice President
                                                              Finance

Joel Francis Roberts                52          1989          Vice President
                                                              Operations

William Del Pizzo                   39          1996          Chief Financial Officer



                           EXECUTIVE COMPENSATION AND
                          TRANSACTIONS WITH MANAGEMENT


                  The following table sets forth for the fiscal years ended June 30, 1996, 1995 and 1994 compensation paid by the Company to the chief executive officer and to each of the four most highly compensated officers of the Company whose total annual salary and bonus exceed $100,000:

                           SUMMARY COMPENSATION TABLE


                                                                                         Long Term
                                                                                        Compensation
Annual Compensation                                                                       Awards

                                                                                            LTIP           All Other
Name and Principal                                     Salary             Bonus            Payouts        Compensation
Position                             Year                ($)               ($)              $  (2)          ($)  (1)
------------------                   ----              ------             -----         ------------      ------------

Phillip L. Friedman                  1996              165,000           223,200            23,234           20,396
                                     1995              150,000           143,100            17,211           26,687
                                     1994              150,000            56,900                 0            8,526

John C. D'Avella                     1996              101,148           167,400            21,179           12,446
                                     1995               97,406           107,300            15,249           15,366
                                     1994               94,479            42,700                 0            5,882

Joel Francis Roberts                 1996               92,198            50,000            18,444            9,460
                                     1995               85,273            35,000            13,249           12,004
                                     1994               82,381            16,000                 0            4,776

Bertram D. Berkowitz                 1996               79,493            27,000            16,623            8,079
                                     1995               76,553            20,000            11,940            9,085
                                     1994               74,251             9,700                 0            3,822



Profit Sharing Savings Plan(1)

                  On September 29, 1983 the Board of Directors of the Company adopted the PVC Container Corporation Profit Sharing Savings Plan (the "Plan"), which Plan became effective July 1, 1984. The Plan supersedes the 1980 PVC Container Corporation Profit Sharing Pension Plan. All employees of the Company who have completed one year of service and are not covered by a collective bargaining agreement are eligible for participation in the Plan.

                  The Plan has been drafted to comply with Section 401(k) of the Internal Revenue Code. Each participating employee can defer from 1% to 6% of his salary into his Plan account, and the Company makes a matching contribution. Such contribution for the fiscal year ended June 30, 1996 was equal to 25% of the amount deferred by the employee. Contributions are made by the Company on a monthly basis. In addition to matching contributions the Company, at its option, may make payments based on a percentage of quarterly profits. Such payments can be made directly to or for the Plan account of participating employees and are based on a percentage of the employee's compensation. The Company made discretionary payments during the fiscal year ended June 30, 1996 of $520,123 which amount includes the 25% contribution referred to above. All amounts deferred by and paid to the officers of the Company pursuant to the Plan have been included in "Remuneration of Directors, Executive Officers and Transactions with Management and Others."


Deferred Compensation Plan(2)

                  On June 4, 1986, the Board of Directors approved the establishment of a Deferred Compensation Plan, effective July 1, 1986, under which executives of the Company may defer and accrue for three years a certain amount of the compensation due them. Twenty percent of the salary as at June 30, 1992 was accrued as deferred compensation payable July 1, 1995 if employed at that time. The Company will retain the right to use such deferred compensation during such period for working capital or plant investment.


Employee Stock Ownership Plan

                  The Company adopted on June 28, 1996 an Employee Stock Option Ownership Plan ("ESOP") effective as of July 1, 1995. The ESOP is designed to enable participating employees to share in the growth of the Company through ownership of common stock of the Company. Employees eligible to participate in the ESOP include all employees who have attained he age of twenty-one years of age and have completed at least one year of service with the Company except that certain employees (such as "leased employees" and employees covered by collective bargaining agreements) are not eligible to participate in the ESOP. Contributions to the ESOP will be made from time to time in amounts determined by the Company on behalf of the eligible participants and will be invested primarily in common stock of the Company In general, participants will become fully vested in their account balances under the ESOP after completing five years of service with the Company. Vested benefits are payable after termination of employment in the form of common stock of the Company, cash or a combination of both as more fully described in the ESOP. The Company makes all contributions to the ESOP and employees are neither required nor allowed to contribute to the ESOP and no contributions have been made as of the date hereof.


Employment Agreement

                  The directors of the Company have approved an Amended and Restated Employment Agreement between Phillip L. Friedman and the Company and such agreement became effective as of July 1, 1996. The employment agreement provides for, among other things, compensation consisting of a base salary of $165,0000 per annum and incentive compensation equal to 4% of the Company's net income before taxes as finally determined by the regularly employed certified public accountants of the Company. Such compensation is identical to that contained in the existing employment agreement between the Company and Phillip
L. Friedman. The initial term of the amended employment agreement will expire on

June 30, 1999 and shall be automatically renewed for successive two year periods unless Mr. Friedman elects for good reason not to renew or the Company terminates for cause as defined in the agreement. The agreement also provides for certain benefits payable to Mr. Friedman in the event of death or disability of Mr. Friedman.

                  Directors of the Company are not presently paid any compensation for their performance as directors. They may be reimbursed for the expenses they incur in performing their duties as such. It is anticipated that directors will be compensated in the future for their services as directors.


                        REPORT ON EXECUTIVE COMPENSATION
                            BY THE BOARD OF DIRECTORS

Compensation Policy

                  The Company's Board of Directors (the "Board") is responsible for setting and administering the policies which govern annual executive salaries, raise and bonuses and the award of stock options under the Company's Incentive Stock Option Plan. The Board is presently composed of two members, both of whom are executive officers of the Company.


                  The general policy of the Board is to provide compensation to the Chief Executive Officer and the Company's other executive officers which reflects the contribution of such executives, the Company's growth in sales and earnings, the enhancement of shareholder value as reflected in the growth of the Company's market capitalization and the implementation of the strategic plans consistent with the long term growth objectives of the Company. Contributions to specific Company objectives which include development of new product opportunities, the successful marketing of the Company's principal products and research and development work which is the basis for some new products are evaluated in setting compensation policy. Growth in sales and earnings is the primary factor in the consideration of compensation at the executive levels. In addition, and in order to assure the Company's ability to attract and retain managerial talent, an attempt is made to keep compensation competitive with compensation offered by other companies of comparable size and performance. Executive compensation decisions have traditionally been made on a calendar year basis.


Company Performance and Chief
Executive Officer Compensation

                  The Company's net sales and income increased during the fiscal year ended June 30, 1996 as compared to the previous fiscal year. The Chief Executive's Compensation is determined primarily by his employment agreement with the Company which as indicated above relates in part to net income before taxes of the Company, and it is believed to be fair and reasonable in light of compensation paid to chief executive officers of companies which have comparable sales and earnings, and also considering the growth of the Company during the Chief Executive Officer's employment by the Company.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  Phillip L. Friedman, the Company's President and Chief Executive Officer and John C. D'Avella, the Company's Executive Vice President and Secretary, are presently the sole members of the Board and participate in deliberations concerning executive compensation. However, each abstains decisions voting with respect to their own compensation.


                           APPROVAL OF THE ADOPTION OF
                           THE 1996 STOCK OPTION PLAN

GENERAL

                  Subject to the approval of the Company's stockholders, the Board of Directors of the Company adopted on November 19, 1996 the 1996 Stock Option Plan (the "1996 Option Plan"). The 1996 Option Plan is intended to help the Company to attract, retain and motivate key employees (including officers) of the Company.

                  The 1996 Option Plan provides for the grant of options ("Options") to purchase Common Stock that are intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") as well as options that do not so qualify ("Non-Qualified Options").


BACKGROUND OF SHAREHOLDER APPROVAL REQUIREMENT

                  Shareholder approval of the 1996 Option Plan is required in order for options granted to qualify as Incentive Options under Section 422 of the Code. For this purpose, shareholders must approve a plan that designates the aggregate number of shares which may be issued under the plan and the class of employees eligible to receive options under the plan. Shareholder approval must be obtained within twelve months after adoption of the plan by the Board of Directors.

                  Section 162(m) of the Code disallows a tax deduction for compensation in excess of $1 million that is paid to certain employees of a corporation whose common stock is subject to the registration requirements of
Section 12 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). However, this limitation does not apply to

"qualified performance-based compensation." Pursuant to Treasury Regulation
Section 1.162-27 promulgated under Section 162(m) of the Code, in order for grants under the 1996 Option Plan to satisfy the requirements to be "qualified performance-based compensation," it is necessary to obtain shareholder approval of the class of employees eligible to receive grants under the 1996 Option Plan, the business criteria to be used in making such grants, the maximum number of shares with respect to which grants can be made to any one employee under the 1996 Option Plan and the exercise price of any Options. Another requirement for "qualified performance-based compensation" is that grants under the plan be made by a compensation or option committee consisting solely of two or more "outside directors," within the meaning of Treasury Regulation Section 1.162-27(e)(3).

                  The following description of the 1996 Option Plan summarizes the principal features of the 1996 Option Plan and sets forth those matters as to which shareholder approval is required as described above. A vote in favor of the 1996 Option Plan shall be treated as the shareholder's approval of the 1996 Option Plan and, specifically, the description below of the class of employees eligible to receive grants, the maximum number of shares as to which grants can be made to any one employee and the aggregate number of shares that can be issued in each case under the 1996 Option Plan.

                  Any such options that are granted will not satisfy the "qualified performance-based compensation" exception to Section 162(m) absent shareholder approval of the business criteria to be used in making such grants.


DESCRIPTION OF THE 1996 OPTION PLAN

                  The following is a summary of the principal features of the 1996 Option Plan. This summary is qualified in its entirety by reference to the specific provisions of the plan, the full text of which is set forth in Exhibit B to this Proxy Statement.


ADMINISTRATION OF THE 1996 OPTION PLAN

                  The 1996 Option Plan will be administered by the Board of Directors or by a committee (the "Committee") which is appointed by the Board of Directors. The Committee will consist of two non-employee members of the Company's Board of Directors, neither of whom is eligible at any time for the grant of Incentive Options under the 1996 Option Plan and each of whom is a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act and an "outside director" within the meaning of Treasury Regulation
Section 1.162-27(e)(3). The Company's Board of Directors or the Committee is authorized to interpret the 1996 Option Plan, adopt and amend rules and regulations relating to the 1996 Option Plan, and determine the recipients, form, and terms of Options granted under the 1996 Option Plan. All Options must be evidenced by a written agreement.

SHARES AVAILABLE

                  Under the 1996 Option Plan, the maximum number of shares of Common Stock that may be subject to Options may not exceed an aggregate of 500,000 shares. The maximum number of shares will be adjusted in certain events, such as a stock split, reorganization or recapitalization.


ELIGIBILITY

                  Employees (including officers and directors who are employees) of the Company or its subsidiaries are eligible for the grant of Incentive Options under the 1996 Option Plan. Directors who are not employees or officers are not eligible to participate. In the event of Incentive Options, the aggregate fair market value (determined at the time the Option is granted) of the Common Stock with respect to which Incentive Options become exercisable for the first time by the Option holder (i.e., vest) during any calendar year cannot exceed $100,000. This limit does not apply to Non-Qualified Options. To the extent an Option that otherwise would be an Incentive Option exceeds this $100,000 threshold, it will be treated as a Non-Qualified Option.


EXERCISE PRICE OF OPTIONS

                  The Company will receive no monetary consideration for the grant of Options under the 1996 Option Plan. In case of an Incentive Option, the exercise price cannot be less than the fair market value (as defined in the 1996 Option Plan) of the shares on the date the Option is granted, and if an optionee is a shareholder who beneficially owns 10% or more of the outstanding Common Stock, the exercise price of Incentive Options cannot be less than 110% of such fair market value. The exercise price of Non-Qualified Options shall be determined by the Company's Board of Directors or the Committee. The exercise price of Options will be adjusted in certain events, such as a stock split, reorganization or recapitalization.


PAYMENT UPON EXERCISE OF OPTIONS

                  Payment for shares purchased by exercising an Option is to be made by cash or check, or by any other means which the Board of Directors determines are consistent with the purposes of the 1996 Option Plan and with applicable laws and regulations.

TERM OF OPTIONS

                  The term of an Option cannot exceed ten years, and in the case of an optionee who owns 10% or more of the outstanding Common Stock, cannot exceed five years.


TERMINATION OF EMPLOYMENT

                  Individual option agreements generally will provide that the Options will expire upon termination of employment except that (i) in the case of termination that is not for cause or otherwise attributable to a breach by the optionee of an employment or confidentiality or non-disclosure agreement, the Option will be exercisable for three months after termination to the same extent that it was exercisable prior to termination, (ii) in the case of termination due to disability, the Option will be exercisable for one year after termination (or within such lesser period as may be specified in the applicable option agreement) to the same extent that it was exercisable prior to termination and (iii) in the case of death while in the employ of the Company or, within the three month period referred to in (i), the Option will be exercisable for one year after death (or within such lesser period as may be specified in the applicable option agreement). After the death of an optionee, the Option is exercisable by the legal representative of the optionee or by the person that acquired the Option by reason of the death of the Optionee.


NON-TRANSFERABILITY OF OPTIONS

                  Options are not transferable by the optionee except by will or by the laws of descent and distribution. The disposition of shares acquired pursuant to the exercise of an Option will be subject to any applicable restrictions on transferability imposed by the Commission's regulations.


EFFECTIVE DATE

                  The 1996 Option Plan became effective when adopted by the Board of Directors, but no Incentive Option granted under the plan shall become exercisable unless and until the plan shall have been approved by the Company's shareholders. If such shareholder approval is not obtained within twelve months after the date of the Board of Director's adoption of the plan, no options previously granted under the plan shall be deemed to be Incentive Options and no Incentive Options shall be granted thereafter.

DURATION OF THE 1996 OPTION PLAN

                  The 1996 Option Plan will terminate automatically and no Options may be granted after ten years have elapsed from the date the 1996 Option Plan was approved by the Company's Board of Directors. The 1996 Option Plan may be terminated at any prior time by the Board of Directors. Termination of the 1996 Option Plan will not affect Options that were granted prior to the termination date.


AMENDMENTS OR MODIFICATIONS

                  The 1996 Option Plan may be amended or modified from time to time by the Company's Board of Directors. However, if at any time the approval of the shareholders of the Company is required under Section 422 of the Code or Rule 16b-3, the Board of Directors may not effect such modification or amendment without such approval.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

                  The following summary outlines certain federal income tax consequences of the 1996 Option Plan to the Company and participants under present law.


INCENTIVE OPTIONS

                  A participant will not recognize income for federal income tax purposes upon the grant of an Incentive Option. A participant also will not be taxed on the exercise of an Incentive Option, provided that the Common Stock acquired upon exercise of the Incentive Option is not sold by the participant within two years after the Option was granted and one year after the Option is exercised (the "required holding period").

                  However, for alternative minimum tax ("AMT") purposes, the difference between the exercise price of the Incentive Option and the fair market value of the Common Stock acquired upon exercise is an item of tax preference in the year the Incentive Option is exercised. The participant is required to include such amount in AMT income in such year and to compute the tax basis of the shares so acquired in the same manner as if a Non- Qualified Option had been exercised, including the availability of a Section 83 election (discussed below). Whether a participant will be liable for AMT in the year the Incentive Option is exercised will depend on the participant's particular tax circumstances. AMT paid in such year will be allowed as a credit to the extent regular tax exceeds AMT in subsequent years.

                  On a sale, after the required holding period, of Common Stock that was acquired by exercising an Incentive Option, the difference between the participant's tax basis


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
in the Common Stock and the amount received in the sale is taxed as long-term capital gain or loss.

                  If Common Stock acquired upon the exercise of an Incentive Option is disposed of by the participant during the required holding period (a "disqualifying disposition"), the excess, if any, of (i) the amount realized on such disposition (up to the fair market value of the Common Stock on the exercise date) over (ii) the exercise price, will be taxed to the participant as ordinary income. If a participant pays the exercise price of an Incentive Option by delivering Common Stock that was previously acquired by exercising an Incentive Option and such delivery occurs before the end of the required holding period of such Common Stock, the participant is treated as making a disqualified disposition of the Common Stock so delivered.

                  The Code puts a $100,000 limit on the value of stock subject to Incentive Options that first become exercisable in any one year, based on the fair market value of the underlying Common Stock on the date of grant. To the extent Options exceed this limit, they are taxed as Non-Qualified Options.


NON-QUALIFIED OPTIONS

                  A participant who receives a Non-Qualified Option does not recognize taxable income on the grant of the Option. Upon exercise of a Non-Qualified Option, a participant generally has ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price paid for the shares.

                  However, if the participant (i) is an officer or director of the Company or the beneficial owner of more than 10% of the Company's equity securities (in each case, within the meaning of Section 16 of the Exchange Act -- as so defined, an "Insider"), (ii) does not make a Section 83 election and
(iii) receives shares upon the exercise of a Non-Qualified Option, the recognition of income (and the determination of the amount of income) is deferred until the earlier of (a) six months after the shares are acquired or
(b) the earliest date on which the Insider could sell the shares at a profit without being subject to liability under Section 16(b) of the Exchange Act (six months after the Non-Qualified Option is granted, in the case of an "in-the-money" Option). If the participant makes a Section 83 election, income is not deferred. Rather, income is recognized on the date of exercise of the Non-Qualified Option in an amount equal to the excess of the fair market value of the shares acquired upon exercise over the exercise price. A Section 83 election must be filed with the Internal Revenue Service within thirty (30) days after an Option is exercised.

                  A participant's tax basis in shares received upon exercise of a Non-Qualified Option is equal to the amount of ordinary income recognized on the receipt of the shares plus the amount of cash, if any, paid upon exercise. The holding period for the shares begins on the day after the shares are received or, in the case of an Insider that has not made a Section

83 election, on the day after the date on which income is recognized by the Insider on account of the receipt of the shares.

                  If a participant exercises a Non-Qualified Option by delivering previously held shares in payment of the exercise price, the participant does not recognize gain or loss on the delivered shares, even if their fair market value is different from the participant's tax basis in the shares. The exercise of the Non-Qualified Option is taxed however, and the Company generally is entitled to a deduction, in the same amount and at the same time as if the participant had paid the exercise price in cash. Provided the participant receives a separate identifiable stock certificate therefor, his tax basis in the number of shares received that is equal to the number of shares surrendered on exercise will be the same as his tax basis in the shares surrendered. His holding period for such number of shares will include his holding period for the shares surrendered. The participant's tax basis and holding period for the additional shares received upon exercise will be the same as it would if the participant had paid the exercise price in cash.

                  If a participant receives shares upon the exercise of a Non-Qualified Option and thereafter disposes of the shares in a taxable transaction, the difference between the amount realized on the disposition and the participant's tax basis in the shares is taxed as capital gain or loss (provided the shares are held as a capital asset on the date of disposition), which is long-term or short-term depending on the participant's holding period for the shares.


DEDUCTION BY THE COMPANY

                  The Company is not allowed a federal income tax deduction on the grant or exercise of an Incentive Option or the disposition, after the required holding period, of shares acquired by exercising an Incentive Option. On a disqualifying disposition of such shares, the Company is allowed a federal income tax deduction in an amount equal to the ordinary income recognized by the participant as a result of the disqualifying disposition, provided that such amount constitutes an ordinary and necessary business expense of the Company, is reasonable in amount and is not disallowed by Section 162(m) of the Code (discussed above).

                  The ordinary income recognized by an employee of the Company on account of the exercise of a Non-Qualified Option is subject to both wage withholding and employment taxes. A deduction for federal income tax purposes is allowed to the Company in an amount equal to the amount of ordinary income taxable to the participant, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable, and that the Company satisfies any tax reporting obligation that it has with respect to such income.

REQUIRED AFFIRMATIVE VOTE

                  Approval of the adoption of the 1996 Option Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. The Board of Directors believes that the proposal is in the best interests of the Company and its shareholders and recommends that the shareholders vote FOR the adoption of the 1996 Option Plan as described herein.


                                  OTHER MATTERS

                  The Board of Directors is not aware of any other matters which are to be presented at the Special Meeting. However, if any other matter should properly come before the Special Meeting, the persons entitled to vote on that matter will be given the opportunity to do so.


                  The above notice and Information Statement are sent by order of the Board of Directors.

                                                     John C. D'Avella
                                                     Secretary

Eatontown, New Jersey
December 20, 1996


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